Exhibit 10.1

     CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

     SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH APPEARS ON 2 PAGES OF THIS EXHIBIT AND HAS

BEEN IDENTIFIED WITH THE SYMBOL "***," HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

LIGHTNING DOCK GEOTHERMAL, INC. ASSET PURCHASE AGREEMENT

by and among

LIGHTNING DOCK GEOTHERMAL HI-01, LLC

and

GEOLECTRIC POWER COMPANY NM, LLC

LIGHTNING DOCK GEOTHERMAL, INC.

EDWARD C. FISCH

     EDWARD C. FISCH, TRUSTEE OF THE EDWARD C. FISCH DEFINED BENEFIT PLAN

JACK S. WOOD, TRUSTEE OF THE WOOD FAMILY TRUST

dated as of

DECEMBER 3, 2007

ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of December 3, 2007, between and among LIGHTNING DOCK GEOTHERMAL HI-01, LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Purchaser”), LIGHTNING DOCK GEOTHERMAL, INC., a New Mexico corporation (the “Seller”), GEOLECTRIC POWER COMPANY NM, LLC, a New Mexico limited liability company (the “Stockholder”), and EDWARD C. FISCH, a resident of the State of California, EDWARD C. FISCH, TRUSTEE OF THE EDWARD C. FISCH DEFINED BENEFIT PLAN, a trust established pursuant to ERISA, and JACK S. WOOD, TRUSTEE OF THE WOOD FAMILY TRUST, a trust established pursuant to the laws of the state of California (collectively, the “Owners”).

RECITALS

     WHEREAS, the Owners and Stockholder are developing through the Seller a binary geothermal energy project in the southwestern portion of New Mexico in the Animas Valley of Hidalgo County, New Mexico (as more particularly described in Exhibit A, the “Project”);

     WHEREAS, the Stockholder owns, beneficially and of record, one hundred percent (100%) of the outstanding equity shares of the Seller (the “Equity Interests”);

     WHEREAS, the Owners own one hundred percent (100%) of the membership interests of the Stockholder (the “Membership Interests”);

     WHEREAS, the Seller was formed, for the purpose of developing and operating the Project, which is located on an approximately 2,500 acres of more or less adjacent parcels located in Hidalgo County, New Mexico (the “Site”) pursuant to, and subject to the terms of BLM lease #NM 34790 (the “BLM Lease”); and

     WHEREAS, subject to the terms and conditions contained herein, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of Seller’s assets, as defined herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.	PURCHASE AND SALE

1.1 Purchase of the Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver (collectively, “Transfer”), or cause to be Transferred, to Purchaser, free and clear of all Encumbrances, and Purchaser shall purchase and acquire, all of Seller’s right, title and interest in and to all of Seller’s assets and rights (collectively, the “Assets”) of every type and description, whether tangible or intangible, real, personal or mixed, wherever located and whether or not reflected on the books and records of Seller, including, but not limited to, the assets set forth in Exhibit A, and the following assets and rights (but excluding the Excluded Assets):

     (a) All assets related to the Project, real, tangible and/or personal, as in existence as of the Closing Date, a true, complete and correct list of which is attached hereto as Schedule 1.1(a).

     (b) All of Seller’s right, title and interest in, to and under all contracts and agreements relating to the Project, the Site, or the Assets, including, without limitation, the BLM Lease, the Prospective Leases (as defined in Exhibit A hereto), and the Seller’s right, title and interest in, to and under the contracts, agreements and understandings described in Schedule 1.1(b) (the “Contracts”).

     (c) All Permits relating to the Assets, to the extent actually assignable or transferable, including, without limitation, those described in Schedule 1.1(c). “Permit” shall mean any permit, license, approval, certification, endorsement or qualification of any Governmental Body or any other person (including, but not limited to, any customer).

     (d) All claims of Seller against third parties relating to the Assets, whether known or unknown, contingent or non-contingent, including all claims listed in Schedule 1.1(d).

     (e) All of Seller’s books and records (including all discs, tapes and other media-storage data and information) relating to the Assets.

“Encumbrance” shall mean any security interest, mortgage, lien, charge, option, easement, license, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, transfer, voting, receipt of income or other exercise of any attributes of ownership.

     1.2 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the time of Closing, to assume, to the extent not paid, performed or discharged on or prior to the close of business on the Closing Date, all of Seller’s liabilities and obligations arising after the Closing Date under the Contracts, including, without limitation, “plug and abandon” obligations under the BLM Lease (the “Assumed Liabilities”); provided, however, that Purchaser shall not succeed to or assume, and Seller shall be responsible for, any liability or obligation arising out of any breach by Seller of any such Contract or any failure by Seller to discharge or perform any liability or obligation arising on or prior to the Closing Date under any such Contract.

     1.3 Excluded Liabilities. Purchaser shall not assume any liabilities other than the Assumed Liabilities, nor shall it assume any of the following obligations or liabilities, which shall remain obligations and liabilities of Seller (all obligations or liabilities not assumed by Purchaser are called the “Excluded Liabilities”):

     (a) Any and all liabilities of the Seller for Taxes. “Tax” or “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

     (b) Any claim, demand, cause of action, suit, proceeding, hearing, investigation, judgment, penalty, settlement agreement or other obligation to pay in respect of any Claim that is pending or, to the knowledge of Seller, Stockholder or Owners, threatened on or prior to the Closing Date, including, but not limited to, those listed in Schedule 1.3(b). “Claim” shall mean any claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.

     (c) All claims, liabilities or other obligations that relate to injuries, actions, omissions, conditions or events that occurred or existed on or prior to the Closing Date, whether based on any act or omission of Seller, in connection with the Assets.

     (d) All claims and liabilities arising out of or relating to (a) the treatment, storage or disposal on or prior to the Closing Date of Materials of Environmental Concern (as defined herein) by Seller or any other Person (including, without limitation, any previous owner, lessor or sublessor) on or at the Real Property or any other real property previously owned, leased, subleased or used by Seller in the operation of the Business or otherwise; (b) releases of Materials of Environmental Concern on, at or from any assets or properties (including, without limitation, the Real Property) owned, leased, subleased or used by Seller in the operation of the Business or otherwise at any time such assets or properties were owned, leased, subleased or used by Seller; (c) generation or transportation of Materials of Environmental Concern by Seller in the operation of the Business or otherwise, and (d) releases of Materials of Environmental Concern by any Person (including, without limitation, any previous owner, lessee or sublessee) on or from the Real Property prior to Seller’s ownership or use thereof, or (e) the violation by Seller of or the noncompliance by Seller with any applicable Environmental Laws.

(e) All liabilities of Seller to the Stockholders, the Owners, or to any affiliate of

Seller.

1.4	Purchase Price; Subordination; Holdback.

(a) Purchase Price. In consideration of purchase and sale described in Section

1.1, the Purchaser shall pay to the Seller the purchase price as follows (collectively, the “Purchase Price”) in the manner set forth in Section 1.5(c), below: Four Million One Hundred Forty Thousand Dollars ($4,140,000) upon the Closing (as defined below).

     (b) Payment Account. Pursuant to Section 1.5(c), below, payment of the Purchase Price shall be made into escrow by wire transfer of immediately available funds to: Customer Name: Raser Technologies, Inc.; Account No. 22234, Bank of Utah, 2605 Washington Blvd. Ogden, Utah 84401, For the Account of Escrow Specialists, Attention: Payoff Department, Account Number: 03041794, ABA Number: 124300107, or as designated by written notice to the Purchaser not less than two (2) business days before the Closing.

(c)	Contingent Consulting Payments.

(i) Three Hundred and Fifty Thousand Dollars ($350,000) shall be paid to Owners upon (A) full execution and delivery of a surface access agreement in a form reasonably acceptable to Purchaser, and on substantially the terms and conditions set forth on Exhibit B hereto, or (B) resolution of surface access and issues related to ***, or any of ***’s affiliates, including, without limitation, ***. or ***. (“***”), minus all amounts, payments, liabilities, costs, fees or expenses incurred by Purchaser related to entering such agreement, including, without limitation, any amounts, payments, liabilities, costs, fees or expenses relating to any claims by or relating to *** or any affiliates of or related parties to ***.

     (ii) One Hundred and Fifty Thousand Dollars ($150,000) shall be paid to the Owners upon full execution and delivery of an agreement between Purchaser and ***, a *** corporation (“***”) whereby any interests that *** has in the Site, Project, Seller or BLM Lease, including, without limitation, any royalty interest, is fully extinguished (the “Royalty Termination Agreement”), minus fifty percent (50%) of all amounts, payments, liabilities, costs, fees or expenses incurred by Purchaser related to such agreement. If a Royalty Termination Agreement is not entered into on or before the date that a geothermal power plant begins operations on the Site, the Owners shall forfeit its right to and interest in the One Hundred and Fifty Thousand Dollar portion of the Contingent Consulting Payments.

	(iii)	The Contingent Consulting Payments are subject to the following terms and conditions:

		(A)	Agreements that result in deductions to the Contingent

Consulting Payments shall be approved by Owners in writing, which approval shall not be unreasonably withheld.

     (B) Purchaser shall not deduct amounts from the Contingent Consulting Payments for costs and expenses outside the scope of the matters set forth in Sections 1.4(c)(i) and 1.4(c)(ii) and that materially benefit the Project. By way of example, but without limitation, Owners shall not be responsible for the purchase of water rights by Purchaser.

1.5	Closing; Closing Deliverables; Escrow Agreement.

(a) Pre-Closing. The pre-closing of the purchase and sale of the Assets as contemplated by this Agreement shall take place at the office of Holland & Hart LLP on or before December 5, 2007 at 5:00 p.m. local time, or at such other time and place as the parties may agree (the “Pre-Closing” or the “Pre-Closing Date”).

     (b) Deliverables. On or prior to the Pre-Closing Date, Seller and Purchaser, as the case may be, shall deliver into the escrow account set forth in Section 1.5(c), below, to Purchaser and Purchaser shall deliver to Seller, as the case may be, such instruments of sale and assignment as shall, in the reasonable judgment of Purchaser, be effective to vest in Purchaser on the Closing Date all of Seller’s right, title and interest in and to the Assets and to evidence the assumption of the Assumed Liabilities by Purchaser (the “Deliverables”), including, without limitation, a Bill of Sale and Assignment substantially in the form of Exhibit C (the “Bill of Sale”) and BLM Lease assignment agreements substantially in the form of Exhibit D (the “Assignment Agreements”), and shall record such Assignment Agreements at the appropriate BLM office and in Hidalgo County, New Mexico. Seller shall take all reasonable additional steps as may be necessary to put Purchaser in possession and operating control of the Assets at the Closing, and

Purchaser shall take all reasonable additional steps as may be necessary for it to assume the Assumed Liabilities at the Closing; provided, however, that closing of the purchase and sale of the Assets as contemplated by this Agreement shall take place upon approval by the Department of the Interior, Bureau of Land Management (“BLM”) of the assignment of the BLM Lease to Purchaser (the “Closing” or the “Closing Date”); provided, further, however, that notwithstanding any delay in transfer of title to the BLM Lease, Seller, Stockholder and Owners shall grant Purchaser and any person or entity Purchaser deems necessary, including, without limitation, Purchaser’s representatives, consultants, contractors, and affiliates, full and unhindered access to the Site and the Project on and after the Pre-Closing Date.

     (c) Escrow Agreement. The parties shall execute and deliver an escrow agreement substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”), which Escrow Agreement (i) establishes an escrow account (the “Escrow Account”) into which the Purchase Price shall be deposited, together with the Deliverable set forth in Section 1.5(b), (ii) provides for the release of such funds from escrow upon the Closing, (iii) provides for certain terms and conditions to accomplish a like-kind exchange pursuant to Section 1031 of the Code, as defined below, including holding the replacement property acquired pursuant to such like-kind exchange, refinancing the replacement property, and holding and distributing certain of the proceeds of such refinancing to Seller, as set forth in the Escrow Agreement. Nine Hundred Thousand Dollars ($900,000) of such refinancing proceeds shall be loaned to Purchaser pursuant to a promissory note, in substantially the form attached hereto as Exhibit F (the “Note”), made due and payable on the earlier of (x) January 5, 2009, or (y) the commercial operation date or equivalent date as specified in the power purchase agreement, of a binary geothermal power production facility on the Site,. The Note will be secured by a Mortgage in the form set forth in Exhibit G (the “Mortgage”). The Note and Mortgage shall be executed at the Closing and delivered into the Escrow Account for delivery pursuant to the terms of the Escrow Agreement and as set forth above.

     (d) BLM Approval. If the BLM rejects or otherwise fails to approve assignment of the BLM Lease from Seller to Purchaser within twenty (20) days of the Pre-Closing, (x) this Agreement shall be deemed null and void, and (y) the Purchase Price, the Note and the Mortgage shall be returned to the Purchaser and the Deliverables shall be returned to the contributing party, and (z) the parties shall revert to that certain Binding Letter Agreement, dated September 27, 2007, between Purchaser and Stockholder, without waiver by any party of any provision therein; provided, however, that if a failure to approve by the BLM is based upon issues directly relating to ***, and such failure, in the reasonable judgment of Seller and Purchaser, cannot be cured within a thirty (30) days from the date of the BLM’s failure to approve, then Seller and Purchase shall negotiate in good faith to restructure the transaction between the parties in the form of a purchase by Purchaser, or an affiliate of Purchaser, of all of Stockholder’s membership interests, all upon terms and conditions acceptable to Seller and Purchaser, such negotiations to be completed within thirty (30) days of any BLM failure to approve, whereafter (xx) this Agreement shall be deemed null and void, (yy) the Purchase Price, the Note and the Mortgage shall be returned to the Purchaser and the Deliverables shall be returned to the contributing party, and (zz) the parties shall revert to that certain Binding Letter Agreement, dated September 27, 2007, between Purchaser and Stockholder, without waiver by any party of any provision therein.

     (e) Prorations. To the extent necessary, all nondelinquent Taxes constituting Assumed Liabilities and not constituting Excluded Liabilities shall be prorated as of the Closing, based on the fiscal year used by the taxing authority. Within thirty (30) days of the Closing, Seller shall furnish Purchaser with sufficient information to enable the Purchaser and the Seller to make the prorations.

     (f) Subordination. To the extent a Note is secured by a Mortgage, as set forth in Section 1.5(c) and Exhibit G, or otherwise, any and all such security interests are hereby expressly subordinated to the Senior Indebtedness, and Owners agree to execute and deliver customary forms of subordination agreement requested from time to time by the holders of Senior Indebtedness; provided, however, that Owners shall not be required to subordinate to Senior Indebtedness exceeding Three Million Five Hundred Thousand Dollars per megawatt ($3,500,000/MW) of electrical output capacity in a fully functional geothermal power plant on the Site. “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under the Purchase Price, the principal of, unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with (i) indebtedness of Borrower to banks or commercial finance or other lending institutions regularly engaged in the business of lending money (including investment banking or similar institutions and their affiliates which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), whether or not secured, and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

     (g) Further Assurances. From time to time following the Closing, Purchaser and Seller shall execute and deliver, or cause to be executed and delivered, to the other such additional instruments of conveyance and transfer and evidences of assumption as such other party may reasonably request or as may be otherwise necessary or desirable to carry out the purposes of this Agreement and the other transaction documents.

     1.6 Tax Allocation. The parties agree that for purposes of allocating the Purchase Price for federal, state, local and other tax purposes, the fair market values of the Assets are as set forth in Schedule 1.6 hereto. The parties agree to utilize the fair market values of the Assets set forth in Schedule 1.6 for the purpose of allocating the Purchase Price paid hereunder for the Assets for federal, state, local and other tax purposes, which allocation is in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Each party agrees to report the federal, state, local and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, or in any litigation, investigation or otherwise. Each party shall cooperate with the other party in the filing of Form 8594 (and any required supplemental asset acquisition statements) with the U.S. Internal Revenue Service.

     1.7 Recoupment. To the extent any costs or expenses are (a) deducted from the Contingent Consulting Payments and retained by Purchaser, or (b) paid to Purchaser by Seller, or set off by Seller against the Third Note, pursuant to a breach by Seller of its representation and warranty in Section 2.16(c), then Seller shall be entitled to a recoupment of all such amounts, without interest, on the following terms and conditions: At such time as Purchaser is operating a fully functional geothermal power plant on the Site, and such plant is producing in excess of fifteen megawatts (15 MW) of electrical output capacity, then Purchaser shall establish in favor of Seller a production payment equal to two percent (2%) of gross electrical revenues, less transmission costs and taxes, paid to Seller, and which production payment shall terminate immediately upon recoupment by Seller of the costs and expenses referenced in subsections (a) and (b) of this Section 1.7.

2. REPRESENTATIONS AND WARRANTIES OF THE OWNERS, THE COMPANY, AND THE SELLER

     As an inducement to the Purchaser to execute this Agreement, the Owners, the Stockholder, and the Seller represent and warrant to the Purchaser as of the Closing Date as follows:

2.1	Organization, Qualification and Authority.

(a) The Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Mexico, and is duly licensed or qualified to transact business in each jurisdiction where failure to duly qualify or become licensed would materially and adversely affect the Owners’ or the Stockholder’s ability to perform its obligations under this Agreement. The Stockholder has full power and authority to own, lease or otherwise hold its properties and assets, including the Equity Interests, and to carry on its business as now conducted and to execute and deliver, and perform its obligations under, this Agreement and any other agreements, documents and instruments to which it is or will be a party delivered in connection with the closings hereunder.

     (b) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico, and is duly licensed or qualified to transact business in each jurisdiction where failure to duly qualify or become licensed would materially and adversely affect the Owners’, the Seller’s or the Stockholder’s ability to perform its obligations under this Agreement. The Seller has full power and authority to own, lease or otherwise hold its properties and assets, including the Contracts (as defined below), and to carry on its business as now conducted and to execute and deliver, and perform its obligations under, this Agreement and any other agreements, documents and instruments to which it is or will be a party delivered in connection with the closings hereunder.

2.2	Authorization; No Conflict.

(a) The execution, delivery and performance by the Seller, the Stockholder, and the Owners of this Agreement and any other agreements, documents and instruments to which it is or will be a party delivered in connection herewith as well as the consummation by the Seller, the Stockholder, and the Owners of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller, the Stockholder, and the Owners.

     (b) The execution, delivery and performance by the Seller, the Stockholder, and the Owners and the consummation by the Seller, the Stockholder, and the Owners of the transactions contemplated hereby does not and will not (i) violate any law or regulation applicable to the Seller, the Stockholder, and the Owners, or any order of any court or governmental authority having jurisdiction over the Seller, the Stockholder, and the Owners, (ii) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under any lien to which the Seller, the Stockholder, and the Owners are a party, or (iii) violate or conflict with or result in a breach of any provision of the Stockholder’s Articles of Organization or the Seller’s Articles of Incorporation.

     2.3 Validity. This Agreement has been duly executed and delivered by the Seller, the Stockholder, and the Owners and constitutes the valid and binding obligation of the Seller, the Stockholder, and the Owners, enforceable against the Seller, the Stockholder, and the Owners in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

     2.4 Membership Interests. The Owners are and at all times since inception of the Stockholder have been the sole owner, legally, beneficially and of record, of the Membership Interests.

     2.5 Equity Interests. The Stockholder is the sole owner, legally, beneficially and of record, of the Equity Interests.

2.6	Assets, Liabilities and Obligations.

(a) Schedule 1.1(a) and Schedule 1.1(b) contains a true, complete and correct list of all Assets of Seller in existence as of the Closing Date, including all Contracts. Except as set forth on Schedule 2.6(a) hereto, Seller has good and marketable title to, or other valid rights to the exclusive use of, all of the Assets, free and clear of all Encumbrances.

     (b) Except as set forth on Schedule 2.6(b) hereto, to the extent the Assets consist of Contracts, (i) none of the Seller, the Stockholder, or any Owner is in default under any Contract and, to the best of Owners’ knowledge, no other parties are in default under any Contract, (ii) the Seller, the Stockholder, and the Owners have provided the Purchaser with complete and accurate originals (where available) or copies of all such Contracts as in effect on the Closing Date (including all amendments or modifications thereof), (iii) there are no past due or otherwise unfulfilled obligations (monetary or otherwise) of the Seller, the Stockholder, or the Owners or disputes (threatened or notified) under any Contract, and (iv) each Contract is fully effective and enforceable by its terms and no counterparties to any Contract have any claims, defenses or offsets under such Contract. Seller, to the Knowledge of Owners, has the exclusive right to continue the application process which may lead to the issuance of the Prospective Leases, as defined in Exhibit A, by the BLM. To the knowledge of Owners, there are no competing applications for the Prospective Leases, and there are no events or circumstances that would cause the BLM to deny Seller’s application for the Prospective Leases.

     (c) Other than certain royalty interests and certain rights of surface owners to use geothermal fluids, all as set forth in Schedule 2.6(c), no person or entity has any right, title or interest in or to the Assets.

2.7	Litigation; Compliance with Law; No Condemnation.

(a) Except as set forth in Schedule 2.7, there is no action, suit, claim or proceeding (including, but not limited to, any arbitration proceeding) pending, or, threatened, nor is there any investigation pending or threatened, against the Seller, the Stockholder, and the Owners, at law or in equity, or before or by any governmental authority and neither the Seller, the Stockholder nor the Owners have received any notices respecting the threat or existence of any such proceeding that relates to or would affect the Assets. The Seller, the Stockholder, and the Owners are not in default (and no event exists that with due notice or passage of time would constitute a default) with respect to any order, writ, injunction or decree known to or served upon such entity of any governmental authority that relates to or would affect the Assets.

     (b) The Seller, the Stockholder, and the Owners are in material compliance with all laws, rules, regulations and orders applicable to their business that relates to or would affect the Assets.

     (c) No condemnation proceeding or moratorium is pending or threatened against the Seller, the Stockholder or the Owners that relates to or would affect the Assets.

     2.8 Consents and Approvals. Except as set forth in Schedule 2.8, no registration or filing with, or consent or approval of or other action by, any governmental authority or any other person is or will be necessary for the valid execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     2.9 No Employees; No Benefit Plans. Other than its officers, the Seller and the Stockholder do not have any employees or maintain or contribute to, or have any direct or indirect liability with, any employee benefit plan subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

2.10	Tax Matters.

(a) There are no Tax liens on any Assets, except with respect to Taxes not yet due and payable.

     (b) The Seller is not a party to any pending action by any governmental authority for the assessment or collection of any Taxes, and no notice of any such assessment or collection has been received by or communicated in writing to the Seller, the Stockholder or the Owners on behalf of the Seller.

     (c) The Seller is not a person other than a United State person within the meaning of the Code.

     2.11 Bankruptcy. Neither the Seller, the Stockholder nor the Owners have filed, or are contemplating or could reasonably be expected to be contemplating, any voluntary petition in bankruptcy or been adjudicated as bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its respective properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against the Seller, the Stockholder or the Owners seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency or other debtor relief law, and no other liquidator has been appointed for the Seller, the Stockholder or the Owners or of all or any substantial part of their respective properties.

2.12	Environmental Matters.

(a) The Seller, the Stockholder, and the Owners are now and at all times have been in material compliance with all Environmental Laws; provided, however, that no representation or warranty is made or given regarding compliance with Environmental Laws by owners of the real property surface rights at the Project. For purposes of this section,

“Environmental Laws” shall mean any federal, state, local or foreign statute, law, code, ordinance, rule, regulation, judgment, writ, decree, injunction, order, concession, grant, franchise, permit or license or other governmental or regulatory authorization or approval and permit conditions (collectively, “Rules”) relating to pollution or protection of human health or the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), including Rules relating to emissions, discharges, releases or threatened releases of chemicals or other substances subject to regulation pursuant to environmental laws, including pollutants, contaminants, wastes, by products, toxic substances, radionuclides, polychlorinated biphenyls, asbestos, petroleum (including crude oil or any fraction thereof) and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     (b) Neither the Seller, the Stockholder nor the Owners have released Materials of Environmental Concern at the Site.

     (c) Neither the Seller, the Stockholder nor the Owners have received any notice relating to a violation by the Seller of any Environmental Laws or the violation of any Environmental Laws with respect to the Project.

     (d) The Seller, the Stockholder, and the Owners have not submitted to any governmental authority or other person any notice regarding any release of Materials of Environmental Concern on, under or from the Project.

     (e) The Owners have provided to the Purchaser all environmental studies, audits, reports and assessments concerning the Site that the Owners possess or the Seller possesses relating to the Project, and the Owners are not aware of any other such reports, nor have such reports been commissioned by the Owners or the Seller.

     2.13 Disclosure. None of the representations or warranties of the Seller, the Stockholder, and the Owners contained in this Agreement or any other document, certificate or written statement furnished to the Purchaser by or on behalf of the Seller, the Stockholder or the Owners contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein (when taken in their entirety) not misleading.

There is no fact known to the Seller, the Stockholder, and the Owners which materially and adversely affects the business, operations, assets or condition (financial or otherwise) of the Seller, the Stockholder or the Project which has not been disclosed in this Agreement or in another written statement delivered to the Purchaser by the Seller, the Stockholder or the Owners.

     2.14 Financial Position. All financial data delivered to the Purchaser in connection with this Agreement is true, correct and complete in all material respects, and there has not been any change in the financial condition or operations of the Stockholder or the Seller, except changes in the ordinary course of business, which are not reflected in the financial data provided.

     2.15 Brokers. All negotiations relative this Agreement and the transactions contemplated hereby have been carried out by the Seller, the Stockholder, and the Owners directly with the Purchaser without the intervention of any person on behalf of the Seller, the Stockholder, and the Owners in such manner as to give rise to any valid claim by any person against the Purchaser or the Seller for a finder’s fee, brokerage commission or similar payment.

2.16	Title to the Site.

(a) Except as set for the on Schedule 2.16(a), the Seller has good and marketable title, free and clear of any liabilities, obligations, claims, security interest, liens or encumbrances, to all the real property interests in the Site, including all leasehold estates granting geothermal rights, specifically described in Section 1.1(b) and Schedule 1.1(b). Stockholder owns 100% of the capital stock of Seller. Owners own 100% of the membership interests of Stockholder.

     (b) The Seller, the Stockholder, and the Owners have provided to the Purchaser those title commitment reports listed on Schedule 2.16(b) (the “Title Commitments”) under the heading “Title Commitment Reports.”

     (c) Notwithstanding the foregoing, with respect to the well identified as Well 55-7 on the Site, Seller represents and warrants (i) that Seller has good and marketable title, free and clear of any liabilities, obligations, claims, security interest, liens or encumbrances, to Well 55-7, or (ii) if title to the Well 55-7 as set forth in the preceding subsection (i) cannot be established, that Purchaser shall have adequate access to Well 55-7 and to all of such well’s geothermal resources.

     2.17 Surface Access. The Seller has surface access rights to enter upon and to develop a geothermal power plant, well field gathering system, transmission lines and other related facilities on the Site. The Seller, the Stockholder, and the Owners have provided to the Purchaser all surface access and use agreements relating to the Seller, the Stockholder, and the Owners. The liability of the Seller, the Stockholder and the Owners for breach of the representation and warranty set forth in this Section 2.17 shall be limited to those funds constituting the Contingent Consulting Payments, as defined in Sections 1.4(a) and 1.4(c)(i) of this Agreement.

     2.18 Reports and Studies. The Seller, the Stockholder, and the Owners have provided to the Purchaser all reports and studies pertaining to the Seller, the Project, the Site, and the Stockholder, including, but not limited to, geology reports, geophysical surveys, well log data, geochemical surveys, temperature gradient well data, well cuttings analysis, hydrological studies, flow test data, and temperature surveys.

     2.19 Adequacy of Geothermal Resource. The Seller, the Stockholder, and the Owners have explored the geothermal resources underlying the Site (the “Geothermal Resources”), and its capability to support a commercial geothermal power plant operation. The Seller, the Stockholder, and the Owners have no reason to believe that the Geothermal Resources will not support a 10 MW geothermal power plant.

     2.20 Transmission Capability. One or more high voltage transmission lines are located in the vicinity of the Site or the Prospective Leases and have, to the knowledge of the Seller, the Stockholder, and the Owners, excess capacity available to transport or “wheel” at least 10 MW of electrical output from one or more geothermal power plants which might be developed on the Lease or the Prospective Leases.

     2.21 BLM Compliance. Seller represents and warrants that BLM has not issued an order, pursuant to 43 C.F.R. § 3275.21 (2007), requiring the Lessee to drill and produce geothermal resources on the Subject Lease to protect the federal interests, prevent drainage, or ensure that lease development and production occur in accordance with sound operating principles. Seller also represents and warrants that no liability to BLM, in the form of compensatory royalties, has been incurred by Seller in connection with the failure to prevent drainage on the BLM Lease. Seller further represents and warrants that all rental and royalty payments under the BLM Lease were duly and timely paid to the BLM.

3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Owners, as of the Closing Date, as follows: 3.1 Existence. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to do business as a limited liability company in each jurisdiction where the failure to duly qualify or become licensed would materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement and the other agreements, documents and instruments delivered at Closing to which it is or will be a party.

     3.2 Legal and Authorized Transactions; Authority. The execution, delivery and performance by the Purchaser of this Agreement and the other agreements, documents and instruments to which it is or will be a party delivered in connection herewith, as well as the consummation by the Purchaser of the transactions contemplated to be performed by it under this Agreement have been duly authorized by all necessary action by the Purchaser. This Agreement constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by the application of the general principles of equity.

     3.3 No Conflict. The Purchaser’s execution and delivery of, and performance of its obligations under, this Agreement do not and will not (i) violate or constitute a default under any indenture, mortgage, deed of trust, instrument or other contract to which the Purchaser is a party or by which the Purchaser or its assets may be bound; (ii) violate any provisions of any law, rule, regulation, order, judgment or decree applicable to the Purchaser or its assets; (iii) require the consent, approval or waiver of any governmental authority or of any other person, other than such consents, approvals or waivers that have been obtained by the Purchaser; (iv) result in the creation of any lien or encumbrance on any of the assets owned or held by the Purchaser; or (v) violate or conflict with any of the organizational documents of the Purchaser.

     3.4 Authority and Capacity. The Purchaser has full legal right, capacity, power and authority to execute this Agreement and to consummate the transactions contemplated hereby, and all authorizations, consents and approvals required by any law, regulation, agreement, instrument or other restriction of any kind or character to permit the Purchaser to enter into this Agreement have been obtained.

     3.5 Brokers. All negotiations relative this Agreement and the transactions contemplated hereby have been carried out by the Owners directly with the Purchaser without the intervention of any person on behalf the Purchaser in such manner as to give rise to any valid claim by any person against the Owners or the Seller for a finder’s fee, brokerage commission or similar payment.

4.	COVENANTS

	4.1	Cooperation.

(a) After the Closing Date, the Owners, Stockholder and Seller will continue to timely cooperate with the Purchaser to the extent reasonably necessary with respect to the Project for a period of time that extends until the commercial operation date (as determined by the Purchaser), including, without limitation, cooperation to accomplish the objectives set forth in Section 1.4(c) hereof, and to prosecute, to the extent necessary, the Prospective Leases, and to assign the Prospective Leases upon issuance by the BLM to Purchaser (the “Seller Cooperation Period”). During the Seller Cooperation Period the Owners, Stockholder and Seller will participate in telephone conferences and, upon reasonable notice, will, or will cause its representatives, to travel to the Site to participate in meetings concerning the Project. Purchaser agrees to promptly reimburse Owners, Stockholder and Seller for all costs and expenses approved by Purchaser and reasonably incurred in fulfilling their obligations under this paragraph; provided, however, that reasonable travel costs and expenses may be incurred by the Owners without prior preapproval from Purchaser.

     (b) After the Closing Date, the Owners, Stockholder and Seller shall send to the Purchaser as soon as practicable after receipt by the Owners any written communication from or to any person relating in any material way to the Assets, the Stockholder or the Seller. To the extent the same have not been transferred to the Purchaser at or prior to the Closing Date, the Owners, Stockholder and Seller shall give the Purchaser and its authorized representatives access to all books, records, and properties in the Owners’ possession or control relating to the Assets with respect to periods prior to the Closing, and shall permit the Purchaser to make such copies and inspections thereof as the Purchaser may reasonably request from time to time, and shall allow representatives of the Purchaser to visit Owners’, Stockholder’s or Seller’s offices for such purpose; provided, however, that any such access shall be conducted at the Purchaser’s expense, at a reasonable time, following reasonable advance notice.

     (c) The Owners, Stockholder and Seller shall reasonably cooperate and shall cause its affiliates, agents, auditors and representatives to cooperate in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. To the extent a Tax dispute was not occasioned, in whole or in part, by the conduct of any of the Owners, Stockholder or Seller, Purchaser shall reimburse the Owners for reasonable costs incurred in cooperating with Purchase pursuant to this paragraph. The Owners, Stockholder and Seller shall retain and maintain accounting and Tax records in their possession with respect to the Assets for three (3) years after the Closing Date. The Owners, Stockholder and Seller agree to cooperate in filing any necessary applications, reports or other documents with any governmental authority having jurisdiction with respect to the transactions contemplated by this Agreement and in seeking necessary consultation with, and favorable action by, such governmental authority. After the Closing, the Owners, Stockholder, Purchaser and the Seller shall, whenever and as often as shall be reasonably required, execute, acknowledge and deliver any and all further instruments as may be necessary or expedient to consummate the transactions contemplated by this Agreement.

     4.2 Project Information. The Owners, Stockholder and Seller shall promptly update the Purchaser with any material project information from time to time as it receives such additional information about the Project and the Seller and shall furnish all updates to the Purchaser.

     4.3 Disclosure of Events. The Owners, Stockholder and Seller shall within five (5) days after obtaining knowledge thereof, disclose in writing to the Purchaser any matter relating to the Owners or its affiliates, the Project, the Seller or the Assets hereafter arising which, if existing or occurring as of the date hereof, would have been required to be disclosed as an exception or qualification to the Owners’ representations and warranties under this Agreement.

     4.4 Sales and Transfer Taxes; Income Taxes. Any transfer, sales, use or other similar Taxes arising in connection with the transfer of the Assets from the Seller to the Purchaser at the Closing shall be paid by or caused to be paid by the Purchaser. Any Taxes pertaining to income earned by the Owners, Stockholder or Seller, including in connection with the transfer of the Assets from the Seller to the Purchaser, shall be paid by or caused to be paid by the Owners or Seller.

     4.5 Confidentiality. All parties to this Agreement shall maintain the confidentiality of all confidential information received from another party in connection with this Agreement and the transactions contemplated hereby, except for (i) information already in the public domain or independently received from a third party with a right to disclose such information or (ii) to the extent that disclosure is required by applicable law. Confidential information shall not be furnished to third parties without the express written consent of the disclosing Party except as required to perform the obligations or purposes of this Agreement, and then only with appropriate confidentiality safeguards. All confidential information, including all copies thereof, shall be returned to the party furnishing such information following the termination of this Agreement, and shall not be used for any purpose other than completion of the proposed transactions. In the event that this agreement is terminated for reasons other than completion of the proposed transactions, this Section shall survive such termination for five years from the date of such termination. Any public announcement concerning this Agreement or the transactions contemplated thereby shall be approved in writing by both Purchase and Owners in advance of the announcement.

     4.6 Restrictive Covenant. With the exception of the obligation to cooperate as required under this Agreement, without the specific written consent of Purchaser, each of Owners, Stockholder and Seller agree that for a period of five years after the Closing, none of them will directly or indirectly obtain, seek to obtain or assist others in obtaining any geothermal resource rights or leases located within Hidalgo County, New Mexico, nor will any of them directly or indirectly own an interest in any such geothermal resource rights or leases.

     4.7 Nonforeign Affidavit. Seller shall deliver to Purchaser a nonforeign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance as required under Treasury Regulations issued under Section 1445 of the Code, stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code.

5.	INDEMNITY

5.1 Seller Indemnity. The Owners, Stockholder and Seller jointly and severally hereby agree to indemnify, defend and hold harmless the Purchaser and its affiliates (the “Purchaser Indemnified Parties”) from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, taxes, interest, penalties and reasonable attorney’s fees and disbursements) (collectively “Damages”) asserted against, imposed upon or incurred by one or more Purchaser Indemnified Parties by reason of, resulting from or in connection with (i) the misrepresentation or breach of any representation or warranty made or given by the Owners, Stockholder or Seller in this Agreement, (ii) the breach, nonfulfillment or failure to perform any covenant or agreement made or given by the Owners, Stockholder or Seller in this Agreement, (iii) the imposition of liability against the Purchaser Indemnified Parties from claims based on liabilities or obligations that are not assumed by the Purchaser pursuant to Section 1.2 hereof; provided, however, that this indemnity shall not include Damages incurred by Purchaser Indemnified Parties that are deducted from, or are eligible for deduction from, the Contingent Consulting Payments, as set forth in Section 1.4(c), and are in excess of the amounts set forth in the Contingent Consulting Payments.

     5.2 Purchaser Indemnity. The Purchaser hereby agrees to indemnify, defend and hold harmless the Owners, Stockholder and Seller and their representatives and agents (the “Seller Indemnified Parties”) from and against all Damages asserted against, imposed upon or incurred by one or more Seller Indemnified Parties by reason of, resulting from or in connection with (i) the misrepresentation or breach of any representation or warranty made or given by the Purchaser in this Agreement, or (ii) the breach, nonfulfillment or failure to perform any covenant or agreement made or given by the Purchaser in this Agreement.

5.3	Indemnity Procedures.

(a) An indemnified party (the “Indemnified Party”) will give written notice (the

“Claim Notice”) to the indemnifying party (the “Indemnifying Party”) of any matters giving rise to a claim for indemnification not later than 10 days after the Indemnified Party learns of such claim, provided that the failure of Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice, and provided further that if action is required by the Indemnifying Party prior to the expiration of such period in order to maintain its rights or defenses, then the Indemnified Party shall provide such written notice within such earlier time frame as to prevent the Indemnifying Party from being prejudiced.

     (b) With respect to breaches of representation, warranties and covenants of either party, the Indemnifying Party shall have 10 days following the receipt of the Claim Notice to remedy such breach, which cure period shall be extended an additional 5 days if (i) the Indemnifying Party attempts to cure within the 10 day cure period and (ii) continues to diligently pursue such cure; provided that for any breach due to the failure to make a payment when due, the cure period shall be 10 days, which shall not be extended without the mutual agreement of the parties. If the parties disagree regarding whether a breach has occurred, the provisions of Section

6.6	shall apply with respect to settling such dispute.

(c) With respect to third party claims, the Indemnified Party shall cooperate fully with the Indemnifying Party; shall allow the Indemnifying Party to control the defense; and may retain its own counsel at its sole expense. The Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent.

Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof that imposes any future obligation on the Indemnified Party or that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim.

     5.4 Right of Setoff. Upon notice to Seller specifying in reasonable detail the Damages incurred by Purchaser and in compliance with the procedures set forth in Section 5.3 hereof, the Purchaser shall have the right, to the fullest extent permitted by law, to set off the amount of such Damages against amounts otherwise payable under the Note. To the extent Purchaser incurs Damages as result of a breach of Seller’s representation and warranty in Section 2.16(c), and upon notice to Seller specifying in reasonable detail the Damages incurred by Purchaser and in compliance with the procedures set forth in Section 5.3 hereof, Purchaser shall have the right, to the fullest extent permitted by law, to set off the amount of such Damages against amounts otherwise payable under the Third Note, but in no event to exceed Seven Hundred Fifty Thousand Dollars ($750,000). Neither the exercise of nor the failure by Purchaser to exercise such right of set-off will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies or future set-off rights that may be available to Purchaser.

     5.5 Survival. The representations, warranties, covenants and obligations set forth in this Agreement, and in any agreement, instrument, certificate or document delivered pursuant hereto or thereto, shall survive the Closing of the transactions contemplated hereunder. Indemnity

Limitation. The amount of any Damages subject to indemnity pursuant to this Article 5 shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party with respect to such Damages, less any cost and expenses incurred by such Indemnified Party in connection with obtaining such insurance proceeds. Owners’, Stockholder’s and Seller’s liability shall be limited, in any event, to the amount of compensation they received pursuant to this agreement; provided, however, that (i) Owners’, Stockholder’s and Seller’s liabilities that are eligible for deduction from the Contingent Consulting Payments shall not exceed the amounts set forth in the Contingent Consulting Payments, and (ii) Owners’, Stockholder’s and Seller’s liability as result of a breach of Seller’s representation and warranty in Section 2.16(c) shall be limited to Seven Hundred Fifty Thousand Dollars ($750,000).

6.	MISCELLANEOUS

6.1 Further Assurances; Additional Actions and Documents. Each party hereto shall take or cause to be taken such further actions, shall execute, deliver, and file or cause to be executed, delivered, and filed such further documents and instruments, and shall obtain such consents or approvals as may be necessary or as any other party hereto may reasonably request, in order to effectuate more fully the purposes, intent, terms, and conditions of this Agreement, whether before, at or after the closing of transactions contemplated hereby.

     6.2 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by either party of any other rights, including the right to specific performance, or the seeking of any other remedies, whether at law or in equity, against the other, or their respective successors or permitted assigns.

     6.3 No Consequential Damages. No party to this Agreement shall be liable to another party for special, indirect, incidental, punitive, exemplary or consequential loss or damage of any nature, including lost profits or revenue, and each party hereby releases each other party, its affiliates and their respective directors, officers, employees, successors, assigns, agents and contractors from any such liability.

6.4	Entire Agreement; Modification; Benefit; Assignment.

(a) This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement of the parties hereto with respect to the matters contemplated herein and supersedes all prior oral and written agreements with respect to the matters contemplated herein. Each of the Exhibits and Schedules is an integral part of this Agreement and is made a part hereof by reference as if set forth herein in it is entirety.

     (b) This Agreement may not be modified, deleted or amended except by written instrument executed by the parties.

     (c) It is the explicit intention of the parties hereto that no person other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and that the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by the parties hereto or their respective successors and permitted assigns.

     (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, and no additional monetary consideration shall be exacted for such consent; provided, however that any such assignment by Owners shall not relieve Owners from their obligations hereunder; and further provided that the Purchaser may assign and delegate its rights, interests and obligations hereunder to one or more affiliates or as collateral for any financing, upon written notice to all of the parties hereto.

     6.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, (i) if delivered personally, (ii) mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or (iii) sent by electronic transmission to the facsimile number specified below:

If to the Purchaser:

Lightning Dock Geothermal HI-01, LLC c/o Raser Technologies, Inc. 5152 North Edgewood Drive, Suite 375 Provo, UT 84604 Attention: Richard Clayton Facsimile: (801) 374-3314

with a copy to:

Holland & Hart LLP Attention: H. Matthew Horlacher 60 E. South Temple, Suite 2000 Salt Lake City, UT 84111 Facsimile: (877) 665-5870

If to Owners Stockholder or Seller:

Jack Wood 21859 Angeli Place Grass Valley, CA 95949 Facsimile:

and

Edward C. Fisch 116 Delmar St. San Francisco, CA 94117 Facsimile:

     6.6 Governing Law; Jurisdiction. With respect to matters relating to the real property interests in the BLM Lease, this Agreement shall be governed by, and construed in accordance with the laws of the state of New Mexico or the United States of America, as applicable, it being understood that, except as expressly set forth above in this paragraph and to the fullest extent not prohibited by the laws of the of state of New Mexico or the United States of America, this Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts made and performed in the State of Utah. Any disputes under this Agreement shall be subject to the exclusive jurisdiction and venue of the Utah state courts and the federal courts located in Salt Lake County, Utah, and the parties hereby consent to the personal and exclusive jurisdiction and venue of these courts.

     6.7 Expenses. Except for costs and expenses specifically assumed by a party under this Agreement, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

     6.8 Severability. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.

     6.9 Waiver. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

     6.10 Pronouns; Headings. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person may require. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

     6.11 Counterparts. This Agreement may be executed in separate counterparts (whether original or facsimile), each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf, as of the day and year first written above.

LIGHTNING DOCK GEOTHERMAL HI-01, LLC

By: /s/ Brent M. Cook Name: /s/ Brent M. Cook Title: Manager GEOLECTRIC POWER COMPANY NM, LLC

By: /s/ Jack Wood Name: Jack Wood Title: Manager

LIGHTNING DOCK GEOTHERMAL, INC.

By: /s/ Edward C. Fisch Name: Edward C. Fisch Title: President

/s/ Edward C. Fisch______________________________________
EDWARD C. FISCH, individually

/s/ Edward C. Fisch______________________________________
EDWARD C. FISCH, TRUSTEE OF THE EDWARD C. FISCH DEFINED BENEFIT PLAN

/s/ Jack Wood______________________________________
JACK WOOD, TRUSTEE OF THE WOOD FAMILY TRUST